EXHIBIT 10.51

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made effective as of May 1, 2005, by Allis-Chalmers Energy Inc., a Delaware corporation ("Buyer"), Andrew
D. Mills, an individual resident in Henderson, Texas ("Mills"), Wesley J. Mahone, an individual resident in Longview, Texas ("Mahone"), and Mike T. Wilhite, an individual resident in Henderson, Texas ("Wilhite") and Tim Williams, an individual resident in Longview, Texas ("Williams" and collectively, "Sellers").

                                 R E C I T A L S

         Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Capcoil Tubing Services, Inc., a Texas corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ACCOUNTS RECEIVABLE" - as defined in Section 3.8.

         "APPLICABLE CONTRACT"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         "BALANCE SHEET" - as defined in Section 3.4.

         "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would be reasonably expected to use in similar circumstances in an attempt to achieve a result on a reasonable basis as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

         "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, (b) any claim (by any Person) other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, claim, occurrence, circumstance, or failure.

         "BUYER"--as defined in the first paragraph of this Agreement.

         "BUYER STOCK" --as defined in Section 2.2(b).

         "CASH PAYMENT" - as defined in Section 2.2(a).

         "CBC" - as defined in Section 3.4.

          "CLOSING"--as defined in Section 2.3.

         "COMPANY"--as defined in the Recitals of this Agreement.

         "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

                  (a) the sale of the Shares by Sellers to Buyer;

                  (b) the execution, delivery, and performance of the Employment Agreements, the Non-competition Agreements and the Sellers' Releases;

                  (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

                  (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

         "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES"--as defined in Section 10.2.

         "DISCLOSURE LETTER"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "EFFECTIVE DATE"--12.01 a.m. on May 1, 2005.

         "EMPLOYMENT AGREEMENTS"--as defined in Section 2.4(a)(iii).

         "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

         "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

         "FIRM"--Curtis Blakely & Co., P.C., independent certified public accountants.

         "GAAP"--generally accepted United States accounting principles.

         "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY"--any:

                  (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d) multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may reasonably be expected to materially and adversely affect the value of the Facilities or the Company.

         "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "INTELLECTUAL PROPERTY ASSETS" --as defined in Section 3.22.

         "INTERIM BALANCE SHEET"--as defined in Section 3.4.

         "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such factor or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is an officer or director of such Person or, in the case of Sellers' representations and warranties, if any Seller has, or at any time had, Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "MATERIAL ADVERSE EFFECT" -- an effect or change that would be materially adverse to the Company's business, financial condition, results of operations or prospects, other than any effect or change that is principally attributable to a decline in the industry or general economic conditions nationwide.

         "NET WORKING CAPITAL" - current assets less current liabilities, excluding from current liabilities short term borrowings owed to Texas Bank & Trust and M Bar Ranch, L.P. and the current portion of long term notes payable as determined in accordance with GAAP.

         "NET WORKING CAPITAL REQUIREMENT" - as defined in Section 2.5(b).

         "NON-COMPETITION AGREEMENTS"--as defined in Section 2.4(a)(iv).

         "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
         (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PLAN"--as defined in Section 3.13.

         "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "RELATED PERSON"--with respect to a particular individual:

                  (a) each other member of such individual's Family (as defined below);

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest (as defined below); and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause
         (b) or (c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

         "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SEC"--the Securities and Exchange Commission.

         "SELLERS"--as defined in the first paragraph of this Agreement.

         "SELLERS' RELEASES"--as defined in Section 2.4(a)(ii).

         "SHARES"--as defined in the Recitals of this Agreement.

         "STOCKHOLDER'S EQUITY REQUIREMENT" - as defined in Section 2.5(c).

         "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "UNAUDITED BALANCE SHEETS"--as defined in Section 3.4.

2.       SALE AND TRANSFER OF SHARES; CLOSING

         2.1      SHARES

         Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

         2.2      PURCHASE PRICE

         The purchase price (the "Purchase Price") for the Shares will be as follows:

                  (a) $2,750,000 in cash at Closing (the "Cash Payment");

                  (b) an amount of shares of common stock of the Buyer, par value $.01 (the "Buyer Stock") equal to $750,000 calculated based on the average closing price for the Buyer Stock on the American Stock Exchange for the thirty (30) trading days immediately prior to the Closing; and

                  (c) In addition, the Buyer will pay the secured debt of the Company in an amount equal to $1,190,783.06.

         2.3      CLOSING

         The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer at 5075 Westheimer, Suite 890, Houston, Texas 77056 at 10:00 a.m. (local time) on May 2, 2005, or at such other time and place as the parties may agree.

         2.4      CLOSING OBLIGATIONS

         At the Closing:

                  (a) At or before the Closing, the Sellers shall or shall cause the Company to deliver or cause to be delivered to the Buyer, the following:

                  (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

                  (ii) releases executed by Sellers (collectively, "Sellers' Releases");

                  (iii) employment agreements executed by each of Williams and Bernie Barg ("Barg") for a term of 3 years with a salary of $120,000 per annum (together, "Employment Agreements");

                  (iv) noncompetition agreements executed by each of Williams and Barg (the "Employee Non-Competition Agreements");

                  (v) non-competition agreements executed by each of Mills, Mahone and Wilhite (collectively, the "Seller Non-Competition Agreements");

                  (vi) a legal opinion from Franklin, Cardwell & Jones, P.C.

                  (vii) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement is accurate in all respects as of the Effective Date; and

                  (viii) all other items required to be delivered hereunder or as may be reasonably required in order to consummate the Contemplated Transaction.

                  (b) At or before the Closing, Buyer will deliver to Sellers:

                  (i) the Cash Payment allocated to Sellers in the amounts set forth on Schedule 2.4(b) by wire transfer to accounts specified by the respective Sellers:

                  (ii) the Buyer Stock to be allocated to Mills, Mahone & Wilhite as set forth on Schedule 2.4(b);

                  (iii) evidence of payment by Buyer of the secured debt of the Company not to exceed $1,400,000 and release of personal guarantees of such debt by Sellers as set forth in schedule 2.2(c);

                  (iv) release of all personal guarantees of the Company's debt by Sellers' as listed in Schedule 2.4(b).

                  (v) the Employment Agreements, executed by the Company;

                  (vi) the Employee Non-Competition Agreements;

                  (vii) the Seller Non-Competition Agreements;

                  (viii) a legal opinion of General Counsel to the Buyer;

                  (ix) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement is accurate in all respects as of the Effective Date; and

                  (x) all other items required to be delivered hereunder or as may be reasonably required in order to consummate the Contemplated Transaction

         Each of the Sellers receiving Buyer Stock shall be issued such Buyer Stock by the Buyer's transfer agent within two (2) weeks following Closing. At Closing, each of the Sellers receiving Buyer Stock will be provided copies of the Buyer's instruction letter to its transfer agent, Continental Stock Transfer & Trust Company.

2.5      FINANCIAL REQUIREMENTS

                  (a) Buyer will cause the Firm, at Buyer's expense, within forty-five (45) days after Closing to review the Company's financial statements ("Audit"), to determine in accordance with GAAP: (i) the Net Working Capital as of the Effective Date, and (ii) the stockholder's equity as of the Effective Date. Upon completion of the Audit, Buyer will forward a copy of the Audit to Sellers. Net Working Capital and stockholder's equity shall be determined in accordance with GAAP. The accounts receivable included in determining the Net Working Capital shall only include those accounts receivable that are aged no less than one hundred twenty (120) days, or if over one hundred twenty (120) days such accounts receivable will be included only if Buyer agrees in writing to their inclusion.

                  (b) Sellers covenant and agree that as of the Effective Date, the Company will have at least $900,000 in Net Working Capital ("Net Working Capital Requirement"). In the event the Audit indicates that the Net Working Capital as of Effective Date is more than the Net Working Capital Requirement, then the Purchase Price will be adjusted on a dollar for dollar basis and such excess amount over the Net Working Capital Requirement will be paid to Sellers within ten (10) days following receipt of the Audit. In the event the Audit indicates that the Net Working Capital is less than the Net Working Capital Requirement, then the Purchase Price shall be adjusted on a dollar for dollar basis, and the difference in the Net Working Capital and the Net Working Capital Requirement shall be paid by Sellers to the Buyer within ten (10) days following receipt of the Audit.

                  (c) Sellers covenant and agree that as of Effective Date, the Company's stockholder's equity shall be at least $1,353,283.00 ("Stockholder's Equity Requirement") and the Company's secured debt at Effective Date shall not exceed $1,400,000. In the event the Audit indicates that the stockholder's equity as of Effective Date, is less than the Stockholder's Equity Requirement then the Sellers shall pay to the Buyer the difference in the stockholder's equity and the Stockholder's Equity Requirement within ten (10) days following receipt of the Audit.

                  (d) Any payments to be made to the Sellers under Section 2.5(b) shall be made in accordance with their pro rata ownership of the Company as set forth in Section 3.3.

                  (e) There shall be no adjustment made for write down of equipment of the Company under Sections 2.5(a) through 2.5(c), if the appraisal value is greater than book value of the assets as indicated on the December 31, 2004 audited financial statements of the Company.

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyer as follows:

         3.1      ORGANIZATION AND GOOD STANDING

                  (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                  (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

         3.2      AUTHORITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Employment Agreements, the Sellers' Releases, and the Sellers Non-Competition Agreements, as applicable (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

                  (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement by the Sellers nor the consummation or performance of any of the Contemplated Transactions by the Sellers will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
                  violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                           (ii) contravene, conflict with, or result in a
                  violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                           (iii) result in the imposition or creation of any
                  Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Part 3.2 of the Disclosure Letter, neither Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement by the Sellers or the Company or the consummation or performance of any of the Contemplated Transactions.

         3.3      CAPITALIZATION

                  The authorized equity securities of the Company consist of 100,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Effective Date the record and beneficial owners and holders of the Shares, and except for the pledge of shares of common stock of the Company owned by Williams to Mahone, which will be paid off upon Closing, such Shares are free and clear of all Encumbrances. Mills owns 75 of the Shares; Mahone owns 800 of the Shares; Wilhite owns 75 of the Shares; and Williams owns 50 of the Shares.

No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4      FINANCIAL STATEMENTS

                  Sellers have delivered to Buyer: (a) unaudited balance sheets of the Company as at December 31, in each of the years 2002 through 2003, and the related unaudited statements of income and retained earnings for each of the fiscal years then ended (the "Unaudited Balance Sheets"), (b) the audited balance sheet of the Company as of December 31, 2004 (including the notes thereto, the "Balance Sheet"), the related consolidated statements of income, changes in stockholders equity for the fiscal year then ended, together with the report of the Firm, and (c) an unaudited balance sheet of the Company as at March 31, 2005 (the "Interim Balance Sheet") and the related unaudited statements of income and retained earnings for the 3 months then ended. The Balance Sheet and the Interim Balance Sheet fairly present the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in such financial statements, in accordance with GAAP, subject, in the case of the Interim Balance Sheet, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). No financial statements of any Person other than the Company is required by GAAP to be included in the financial statements of the Company.

         3.5      BOOKS AND RECORDS

                  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

         3.6      TITLE TO PROPERTIES; ENCUMBRANCES

                  Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Unaudited Balance Sheets and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due.

         3.7      CONDITION AND SUFFICIENCY OF ASSETS

                  Except as set forth on Part 3.7 of the Disclosure Letter, to the Sellers' Knowledge, the equipment of the Company is adequate for the uses for which it is being put. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE COMPANY AND SELLERS HEREBY DISCLAIM ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND ANY OTHER WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE EQUIPMENT OF THE COMPANY.

         3.8      ACCOUNTS RECEIVABLE

                  All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Effective Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as set forth in Part 3.8 of the Disclosure Letter, unless paid prior to the Effective Date, the Accounts Receivable are or will be as of the Effective Date collectible as of the Effective Date. Each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 120 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9      INVENTORY

                  All inventory of the Company, whether or not reflected in the Unaudited Balance Sheets or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Unaudited Balance Sheets or the Interim Balance Sheet or on the accounting records of the Company as of the Effective Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a last in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

         3.10     NO UNDISCLOSED LIABILITIES

                  Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         3.11     TAXES

                  (a) The Company has filed or caused to be filed (on a timely basis since 2000) all Tax Returns that are or were required to be filed by or with respect to the Company, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since 2002. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in
Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

                  (b) Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since 2000, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, neither Sellers or the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

                  (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes, with the exception of Federal Income Taxes which have not been booked due to the Sub Chapter "S" election (and related pass through tax treatment of shareholders) in place for the Company through December of 2004. To the Sellers' Knowledge, there exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company made an election to be treated as an "S" Corporation upon incorporation, and made an election, effective January 1, 2005 to terminate the "S" election.

         3.12     NO MATERIAL ADVERSE CHANGE

                  Since the date of the Balance Sheet (a) there has not been any change in the business, operations, properties, prospects, assets, or condition of the Company, and (b) no event has occurred or circumstance exists, in either event that would result in a Material Adverse Effect.

         3.13     EMPLOYEE PLANS

         The Sellers have delivered to the Purchaser a true, correct and complete list (which is set forth on Part 3.13 of the Disclosure Letter) of all employee benefit plans of the Company, including all written employment agreements and all other agreements or arrangements that could obligate the Company or any Affiliate of the Company to make any severance, change-of-control or other, similar payments and all deferred compensation agreements, together with true, correct and complete copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby. Except for the employee benefit plans, if any, described on Part 3.13 of the Disclosure Letter, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," and the Company does not have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended "ERISA") or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan, nor is the Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of the Company's employees, other than the plans set forth on Part 3.13 of the Disclosure Letter. The Company is not now, nor as a result of its past activities can it reasonably be expected to become, liable to the Pension Benefit Guaranty Corporation (other than for premium payments) or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA. All employee benefit plans listed in Part 3.13 of the Disclosure Letter and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable Federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Company or any subsidiary with respect to any plan listed in Part 3.13 of the Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the Unaudited Balance Sheets of the Company.

         COMPLIANCE WITH THE CODE AND ERISA. All employee benefit plans listed in Part 3.13 of the Disclosure Letter that are intended to qualify under Section 401(a) of the Code (the "Qualified Plans") are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Part 3.13 of the Disclosure Letter. To the Sellers' Knowledge, except as disclosed in Part 3.13 of the Disclosure Letter, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or Returns) have been timely filed or distributed, and copies thereof are included as part of Part 3.13 of the Disclosure Letter. To the Sellers' Knowledge, none of the Sellers, any such plan listed in Part 3.13 of the Disclosure Letter, or the Company has engaged in any transaction prohibited under the provisions of
Section 4975 of the Code or Section 406 of ERISA. To the Sellers' Knowledge, no employee benefit plan listed in Part 3.13 of the Disclosure Letter has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and
Section 302(1) of ERISA; and the Company has not incurred (i) any liability for excise tax or penalty payable to the Internal Revenue Service, or (ii) any liability to the Pension Benefit Guaranty Corporation (other than for premium payments). In addition:

         (i) there have been no terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

         (ii) no plan listed in Part 3.13 of the Disclosure Letter that is subject to the provisions of Title IV of ERISA has been terminated;

         (iii) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to employee benefit plans listed in Part 3.13 to the Disclosure Letter;

         (v) the Company has not incurred liability under Section 4062 of ERISA; and

         (vi) To Sellers' Knowledge, no circumstances exist pursuant to which the Company could reasonably be expected to have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi employer plan or the Pension Benefit Guaranty Corporation under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory Lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Company ("Controlled Group").

The transactions contemplated by this Agreement together with any amounts paid or payable by the Company or any member of the Controlled Group have not resulted in and will not result in payments to "disqualified individuals" (as defined in Section 280G(c) of the Code) of the Company or any member of the Controlled Group which, individually or in the aggregate will constitute "excess parachute payments" (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

         3.14     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                  AUTHORIZATIONS

                  (a) Except as set forth in Part 3.14 of the Disclosure Letter and with respect to matters which could not reasonably be expected to have a Material Adverse Effect on the Company or its operations:

                           (i) the Company is, and at all times since January 1,
                  2004 has been, in substantial compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                           (ii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) (A) may constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) the Company has not received, at any time since
                  January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company. Each Governmental Authorization listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

                           (i) the Company is and at all times since January 1,
                  2004 has been, in substantial compliance with all of the terms and requirements of each Governmental Authorization identified in Part 3.14 of the Disclosure Letter;

                           (ii) no event has occurred or circumstance exists
                  that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to substantially comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) could reasonably be expected to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in
                  Part 3.14 of the Disclosure Letter which would have a Material Adverse Effect;

                           (iii) the Company has not received, at any time since
                  January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                           (iv) To Sellers' Knowledge, (a) all applications
                  required to have been filed for the renewal of the Governmental Authorizations listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and (b) all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         3.15     LEGAL PROCEEDINGS; ORDERS

                  (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                           (i) that has been commenced by or against the Company
                  or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                           (ii) that challenges, or that may have the effect of
                  preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter.

                  (b) Except as set forth in Part 3.15 of the Disclosure Letter:

                           (i) there is no Order to which the Company, or any of
                  the assets owned or used by the Company, is subject;

                           (ii) none of the Sellers are subject to any Order
                  that relates to the business of, or any of the assets owned or used by, the Company; and

                           (iii) to the Knowledge of Sellers, no officer,
                  director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

                  (c) Except as set forth in Part 3.15 of the Disclosure Letter:

                           (i) the Company is and at all times since January 1,
                  2004 has been, in substantial compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                           (ii) no event has occurred or circumstance exists
                  that may constitute or result in (with or without notice or lapse of time) a violation of or failure to substantially comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject which would result in a Material Adverse Effect; and

                           (iii) the Company has not received, at any time since
                  January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

         3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS

                  Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                  (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Organizational Documents of the Company;

                  (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                  (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the assets, business, financial condition, or prospects of the Company, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000.00;

                  (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

                  (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000.00;

                  (i) material change in the accounting methods used by the Company; or

                  (j) agreement, whether oral or written, by the Company to do any of the foregoing.

         3.17     CONTRACTS; NO DEFAULTS

                  (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                           (i) each Applicable Contract that involves
                  performance of services or delivery of goods or materials by the Company of an amount or value in excess of $25,000.00.

                           (ii) each Applicable Contract that involves
                  performance of services or delivery of goods or materials to the Company of an amount or value in excess of $25,000.00.

                           (iii) each Applicable Contract that was not entered
                  into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $25,000.00.

                           (iv) each lease, rental or occupancy agreement,
                  license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000.00 and with terms of less than one year);

                           (v) each licensing agreement or other Applicable
                  Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                           (vi) each collective bargaining agreement and other
                  Applicable Contract to or with any labor union or other employee representative of a group of employees;

                           (vii) each joint venture, partnership, and other
                  Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                           (viii) each Applicable Contract containing covenants
                  that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                           (ix) each Applicable Contract providing for payments
                  to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                           (x) each power of attorney that is currently
                  effective and outstanding;

                           (xi) each Applicable Contract entered into other than
                  in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                           (xii) each Applicable Contract for capital
                  expenditures in excess of $25,000.00;

                           (xiii) each written warranty, guaranty, and or other
                  similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                           (xiv) each amendment, supplement, and modification
                  (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company's office where details relating to the Contracts are located.

                  (b) Except as set forth in Part 3.17(b) of the Disclosure
Letter:

                           (i) no Seller (and no Related Person of any Seller)
                  has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by the Company; and

                           (ii) to the Knowledge of Sellers, no officer,
                  director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

                  (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                  (d) Except as set forth in Part 3.17(d) of the Disclosure
Letter:

                           (i) to the Company is, and at all times since January
                  1, 2004 has been, in compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                           (ii) to Sellers' Knowledge, each other Person that
                  has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 2004 has been, in full compliance with all applicable terms and requirements of such Contract;

                           (iii) to Sellers' Knowledge, no event has occurred or
                  circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                           (iv) the Company has not given to or received from
                  any other Person, at any time since January 1, 2004, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                  (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Sellers and the Company, no such Person has made written demand for such renegotiation.

                  (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and to the Sellers' Knowledge, have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.18     INSURANCE

                  (a) Sellers have delivered to Buyer:

                           (i) true and complete copies of all policies of
                  insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the 2 years preceding the date of this Agreement; and

                           (ii) true and complete copies of all pending
                  applications for policies of insurance.

                  (b) Part 3.18(b) of the Disclosure Letter describes:

                           (i) any self-insurance arrangement by or affecting
                  the Company, including any reserves established thereunder;

                           (ii) any contract or arrangement, other than a policy
                  of insurance, for the transfer or sharing of any risk by the Company; and

                           (iii) all obligations of the Company to third parties
                  with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the 2 preceding policy years:

                           (i) a summary of the loss experience under each
                  policy;

                           (ii) a statement describing each claim under an
                  insurance policy for an amount in excess of $50,000.00, which sets forth:

                                    (A) the name of the claimant;

                                    (B) a description of the policy by insurer,
                           type of insurance, and period of coverage; and

                                    (C) the amount and a brief description of
                           the claim.

                  (d) Except as set forth on Part 3.18(d) of the Disclosure
Letter:

                           (i) To the Sellers' Knowledge, all policies to which
                  the Company is a party or that provide coverage to the Company, or any director or officer of the Company:

                                    (A) are valid, outstanding, and enforceable;

                                    (B) are issued by an insurer that is
                           financially sound and reputable;

                                    (C) are sufficient for compliance with all
                           Legal Requirements and Contracts to which the Company is a party or by which any of them is bound;

                                    (D) do not provide for any retrospective
                           premium adjustment or other experienced-based liability on the part of the Company.

                           (ii) To the Sellers' Knowledge, the Company has not
                  received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                           (iii) The Company has paid all premiums due, and has
                  otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                           (iv) The Company has given notice to the insurer of
                  all claims that may be insured thereby.

         3.19     ENVIRONMENTAL MATTERS

                  Except as set forth in part 3.19 of the Disclosure Letter:

                  (a) The Company is and at all times has been, in compliance with, and has not been and is not in violation of any Environmental Law. Neither Sellers nor the Company have any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from
(i) any Governmental Body or private citizen acting in the public interest, or
(ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the Knowledge of Sellers and the Company, Threatened claims or Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

                  (c) None of the Sellers or the Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are responsible received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) Neither Sellers or the Company, or any Person for whose conduct they are responsible, have any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Sellers and the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                  (e) There are no Hazardous Materials present at the Facilities or, to Sellers Knowledge, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. The Company has not, and to the Knowledge of Sellers and the Company, any other Person has not permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in substantial compliance with all applicable Environmental Laws.

                  (f) There has been no Release or, to the Knowledge of Sellers and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or to the Knowledge of Sellers any geologically or hydrologically adjoining property, whether by the Company, or any other Person.

                  (g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company, or any other Person for whose conduct The Company is or may be held responsible, with Environmental Laws.

         3.20     EMPLOYEES

                  (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2004; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                  (b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that adversely affects (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

                  (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.21     LABOR RELATIONS; COMPLIANCE

                  Since January 1, 2004, the Company has not been a party to any collective bargaining or other labor Contract. Since January 1, 2004, there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company, and no such action is contemplated by the Sellers. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing where such noncompliance would have a Material Adverse Effect. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22     INTELLECTUAL PROPERTY

                  (a) INTELLECTUAL PROPERTY ASSETS--The term "Intellectual Property Assets" includes:

                           (i) the name "Capcoil Tubing Services, Inc.", all
                  fictional business names, trading names, registered and unregistered trademarks, service marks, and applications used by the Company (collectively, "Marks");

                           (ii) all patents, and patent applications owned by
                  the Company (collectively, "Patents");

                           (iii) all copyrights in both published works and
                  unpublished works owned by the Company (collectively, "Copyrights"); and

                           (iv) all trade secrets, confidential or proprietary
                  information and customer lists (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

                  (b)      AGREEMENTS

                           Part 3.22(b) of the Disclosure Letter contains a
complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500.00 under which the Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                  (c)      KNOW-HOW NECESSARY FOR THE BUSINESS

                           Except as disclosed in Party 3.22(c) of the
Disclosure Letter, the Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (d)      PATENT/TRADEMARK/COPYRIGHT

                           Except as set forth in Part 3.22(d) of the Disclosure
Letter, the Company has no Patents or Copyrights.

                  (e)      TRADE SECRETS

                           (i) Sellers believe that the Company has taken all
                  reasonable precautions to protect the secrecy, confidentiality, and value of the Company's Trade Secrets.

                           (ii) The Company has good title and right to use the
                  Trade Secrets. The To Sellers' Knowledge, the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company. To Sellers' Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         3.23     CERTAIN PAYMENTS

                  Since January 1, 2004, neither the Company, nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.24     DISCLOSURE

                  (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) There is no fact known to any of the Sellers that has specific application to the Sellers or the Company (other than general economic or industry conditions) and that would have a Material Adverse Effect or, as far as any Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

         3.25     RELATIONSHIPS WITH RELATED PERSONS

                  No Seller or any Related Person of Sellers or the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses. To Seller's Knowledge, no Seller or any Related Person of Sellers or the Company is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the Company. To Sellers' Knowledge, except as set forth in Part 3.25 of the Disclosure Letter, no Seller, or to Sellers' Knowledge, any Related Person of Sellers or the Company is a party to any Contract with, or has any claim or right against, the Company.

         3.26     BROKERS OR FINDERS

                  Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.27     INVESTMENT INTENT AND INVESTIGATION

         Each of Mills, Mahone and Wilhite are acquiring the Buyer Stock for their own accounts for investment and not with a view to, or for resale in connection with, any "distribution" thereof for purposes of the Securities Act, as such term is defined in Regulation D under the Securities Act. Sellers acknowledge that the shares of Buyer Stock shall be "restricted securities" within the meaning of Rule 144 ("Rule 144") under the Securities Act, will contain a transfer restriction legend and may only be resold pursuant to an effective registration statement filed with the SEC under the Securities Act, or pursuant to Rule 144 or another valid exemption from the registration requirements of the Securities Act as established by an opinion of counsel reasonably acceptable to the Buyer. Sellers have been given full access by the Buyer to all information concerning the business and financial condition, properties, operations and prospects of the Buyer that the Sellers have deemed relevant in connection with the issuance of the shares of Buyer Stock to them. By reason of the Sellers' knowledge and experience in financial and business matters in general, the Sellers are capable of evaluating the merits and risks of making the investment in the shares of Buyer Stock and are able to bear the economic risk of the investment (including a complete loss of its investment in the shares of Buyer Stock). The Sellers acknowledge that the Buyer files reports with the Securities and Exchange Commission that are publicly available, and Sellers may access any and all such reports on publicly available websites for the Securities and Exchange Commission.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1      ORGANIZATION AND GOOD STANDING

                  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         4.2      AUTHORITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Non-Competition Agreements and the delivery by Buyer of the Employment Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

                  (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will contravene, conflict with or result in a violation of, nor give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           (i) any provision of Buyer's Organizational
                  Documents;

                           (ii) any resolution adopted by the board of directors
                  or the stockholders of Buyer;

                           (iii) any Legal Requirement or Order to which Buyer
                  may be subject; or

                           (iv) any Contract to which Buyer is a party or by
                  which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except Buyer must file an application for additional listing with the American Stock Exchange to issue the Buyer Stock to Mills, Mahone and Wilhite.

         4.3      CAPITALIZATION

                  (a) The authorized capital stock of Buyer consists of 20,000,000 shares of common stock, par value $.01 per share, 13,852,798 shares of which have been validly issued and are outstanding as of the date hereof (and such shares are fully paid and non-assessable), and 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding as of the date hereof.

                  (b) All certificates representing shares of Buyer Stock to be issued to the Sellers shall bear the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERRED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT OR AN OPINION OF COUNSEL TO THE CORPORATION IS DELIVERED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION".

All certificates representing such shares of Buyer Stock above will be subject to a stop transfer order with the Buyer's transfer agent that restricts the transfer of such shares except in compliance with applicable law.

         4.4      INVESTMENT INTENT

                  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.5      CONFORMITY WITH LAW; LITIGATION

                  To the best of the Buyer's Knowledge, the Buyer is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it; and there are no material claims, actions, suits or proceedings, pending or, to the Knowledge of the Buyer, threatened, against or affecting Buyer, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it, or before any arbitrator or mediator, and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. To the best of the Buyer's Knowledge, the Buyer has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing.

         4.6      BROKERS OR FINDERS

                  Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         4.7      BUYER STOCK

                  The shares of Buyer Stock deliverable to each of Mills, Mahone and Wilhite pursuant to this Agreement will have been duly authorized prior to the Closing, and upon consummation of the Contemplated Transactions, will be validly issued, fully paid and nonassessable and free of any pre-emptive rights. The Buyer Stock will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") and all applicable federal and state securities laws, rules and regulations.

4.8      SEC COMPLIANCE REPS

                  Since January 1, 2004, the Buyer has filed all required forms, reports and documents with the SEC and, at the time of its filing with the SEC, each such form, report and document complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, each as then in effect. Since January 1, 2004, at the time of its filing or effectiveness, no report or registration statement filed by the Buyer with the SEC contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

         4.9      ABSENCE OF CHANGES

                  Except as set forth in the reports and documents filed by the Buyer with the SEC, from January 1, 2004, to the date hereof, there has not been any change or any development or combination of developments which has had or would reasonably be expected to have a Material Adverse Effect on the Buyer.

5.       COOPERATION ON TAX MATTERS

         The Buyer and the Sellers shall cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of any tax return or any amended tax return for years prior to fiscal year 2005, or any audit, administrative proceeding or litigation with respect to taxes relating to the Company, including the following:

         Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such tax return, audit, or litigation and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant to this Section 5.1, provided that the party making any such request will reimburse the party complying with such request for any reasonable, actual, out-of-pocket costs it has incurred. The Buyer and the Sellers agree (i) to retain all books and records with respect to tax matters pertinent to the Company relating to any tax period ending on or before the Closing Date (the Preclosing Period), and (ii) to give the other party reasonable notice prior to destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records.

         None of the Sellers, Buyer or the Company shall file, amend or cause the amendment of any Tax Return of the Company with respect to any Preclosing Period or agree to an extension of the statute of limitations applicable with respect to such Tax Return, in each case, without the express prior written consent of the other parties hereto. Buyer shall promptly forward to Sellers all notices it receives from the Internal Revenue Service ("IRS") in connection with any taxes relating to the Sellers.

         Buyer shall not make an election under Section 338(g) or 338(h)(10) of the Internal Revenue Code of 1986, as amended (the Code) and the applicable regulations thereunder or any similar or any applicable analogous provision of federal, state or local law that would elect to treat the transactions contemplated hereby as an asset sale.

6. RESERVED

7. RESERVED

8. RESERVED

9. RESERVED

10. INDEMNIFICATION; REMEDIES

         10.1     SURVIVAL

                  Subject to the provisions of Section 10.5, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

         10.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

                  Sellers, jointly and severally, will indemnify and hold harmless Buyer and Buyer's respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, action, suit, proceeding, costs and expenses (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

                  (b) any Breach by any Seller of any covenant or obligation of such Seller in this Agreement;
                  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of the Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

         10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS-- ENVIRONMENTAL MATTERS

                  In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

                  (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time prior to the Effective Date of the Facility or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facility or such other properties and assets at any time prior to the Effective Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time prior to the Effective Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or

                  (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any

Hazardous Activity conducted or allegedly conducted with respect to the Facility or the operation of the Company prior to the Effective Date, or from Hazardous Material that was (i) present or suspected to be present before the Effective Date on or at the Facility (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from the Facility and was present or suspected to be present on the Facility prior to the Effective Date) or (ii) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time prior to the Effective Date.

         Buyer will be entitled to participate in any cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3.

         10.4     INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

                  Buyer will indemnify and hold harmless Sellers, their Representatives and affiliates (collectively, the "Seller Indemnified Persons"), and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         10.5     TIME LIMITATIONS

                  (a) Sellers' liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Effective Date shall survive for a period of two (2) years following the Effective Date, other than liability with respect to Sections 3.3, 3.11 and 3.19, which shall survive for a period of the applicable statute of limitations.

                  (b) Buyer's liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Effective Date shall survive for a period of two (2) years from the Effective Date.

         10.6     LIMITATIONS ON AMOUNT--SELLERS

                  Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2 until the total of all Damages with respect to such matters exceeds $50,000.00, but then for all Damages. In no event shall the aggregate indemnification to be provided by Sellers pursuant to the matters described in Section 10.2 and 10.3 exceed $2,000,000. However, this Section 10.6 will not apply to any intentional Breach by Sellers of any covenant or obligation, and Sellers will be liable for all Damages with respect to such intentional Breaches.

         10.7     LIMITATIONS ON AMOUNT--BUYER

                  Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.4 until the total of all Damages with respect to such matters exceeds $50,000, but then for all Damages. In no event shall the aggregate indemnification to be provided by Buyer pursuant to the matter described in Section 10.4 exceed $2,000,000. However, this Section 10.7 will not apply to any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such intentional Breaches.

         10.8     EXCLUSIVE REMEDY

                  The indemnification provided for in this Section 10 shall be the exclusive remedies in any action seeking Damages or any other form of monetary relief brought by any party to this Agreement against another party with respect to the representations, warranties, covenants and agreements set forth in this Agreement; provided that nothing herein shall be construed to limit the right of any party in a proper case to seek injunctive relief for a breach of this Agreement. No indemnified party shall be permitted to recover punitive, consequential, economic or indirect damages from an indemnifying party, whether by way of indemnification or under any other legal document, causes of action or theory of recovery.

         10.9     PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

                  (a) Promptly after receipt by an indemnified party under
Section 10.2 or 10.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnified party may retain its own legal counsel at the indemnifying party's expense until such time as the indemnifying party agrees to assume such defense.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding at its sole cost and expense, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         10.10    PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

                  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.      GENERAL PROVISIONS

         11.1     EXPENSES

                  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

         11.2     PUBLIC ANNOUNCEMENTS

                  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         11.3     RESERVED

         11.4     NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         SELLERS:          Andrew D. Mills
                           101 West Fordall
                           Henderson, TX  75657

                           Wesley J. Mahone
                           #2 Summer Creek Way
                           Longview, TX  75604

                           Mike T. Wilhite
                           101 West Fordall
                           Henderson, TX  75657

                           Tim Williams
                           1106 Windsong Lane
                           Longview, TX  75604

         WITH A COPY TO:   Franklin, Cardwell & Jones, P.C.
                           1001 McKinney, 18th Floor
                           Houston, TX  77002
                           Attention:  J. Randolph Ewing
                           Facsimile No.:  713-227-5657

         BUYER:            Allis-Chalmers Energy Inc.
                           5075 Westheimer, Suite 890
                           Houston, Texas  77056
                           Attention: Victor M. Perez, Chief Financial Officer
                                      Theodore F. Pound III, General Counsel
                           Facsimile No.:   (713) 369-0555

         11.5     JURISDICTION; SERVICE OF PROCESS

                  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Harris or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.6     FURTHER ASSURANCES

                  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.7     WAIVER

                  Except as expressly set forth herein to the contrary in
Section 10 hereof, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.8     ENTIRE AGREEMENT AND MODIFICATION

                  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         11.9     DISCLOSURE LETTER

                  (a) The disclosures in the Disclosure Letter must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.10    ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

                  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         11.11    SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.12    SECTION HEADINGS, CONSTRUCTION

                  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.13    TIME OF ESSENCE

                  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.14    GOVERNING LAW

                  This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

         11.15    COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


            [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK.]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                 ALLIS-CHALMERS ENERGY INC.
                                       A DELAWARE CORPORATION


                                       By: /s/ Dave Wilde
                                           -------------------------------------
                                           Dave Wilde
                                           President and Chief Operating Officer

SELLERS:


                                           /s/ Andrew D. Mills
                                           -------------------------------------
                                           ANDREW D. MILLS


                                           /s/ Wesley J. Mahone
                                           -------------------------------------
                                           WESLEY J. MAHONE


                                           /s/ Mike T. Wilhite
                                           -------------------------------------
                                           MIKE T. WILHITE


                                           /s/ Tim Williams
                                           -------------------------------------
                                           TIM WILLIAMS


                               CONSENT BY SPOUSES

         The undersigned spouses of Sellers hereby consent to all of the terms and conditions of the foregoing Agreement.


                                           /s/ Lee Ann Mills
                                           -------------------------------------
                                           Lee Ann Mills


                                           /s/ Brenda Mahone
                                           -------------------------------------
                                           Brenda Mahone


                                           /s/ Jane Wilhite
                                           -------------------------------------
                                           Jane Wilhite


                                           /s/ Debbie Williams
                                           -------------------------------------
                                           Debbie Williams